Exhibit 10.33
BKF CAPITAL GROUP, INC.
One Rockefeller Plaza
New York, New York 10020
March 7, 2008
Mr. J. Clarke Gray
805 Ramapo Way
Westfield, New Jersey 07090
Dear Clarke:
     On behalf of BKF Capital Group, Inc. (“Company”), I am pleased to extend you a formal offer to continue to serve as our Chief Financial Officer on the following terms:
     1. You shall serve as the Company’s Chief Financial Officer and will be responsible for the Company’s principal accounting activities, statutory reporting obligations and assisting the Company’s Chairman of the Board and Chief Executive Officer in the Company’s general operations as they or the Company’s board of directors may reasonably request. You will devote a reasonable portion of your business time to the Company and shall diligently address your obligations hereunder and shall not engage in any other business that is competitive with the Company. You shall report directly to the Company’s Chairman of the Board and Chief Executive Officer and the Company’s board.
     2. You shall be paid a base annual salary of $150,000 paid semi-monthly in accordance with the Company’s normal payroll.
     3. You shall be paid a “project bonus” for additional significant projects which are in addition to your day-to-day responsibilities. The amount of the bonus will be based on your time incurred at a rate of $250 per hour and paid in two installments: 50% during the month when 50% of the project is completed and the other 50% in the month during which the project is completed. Mr. Olshan or myself will approve an estimate of costs prior to the work commencing. Currently, there are only two known such projects: the general ledger conversion related to the bookkeeping outsourcing to JH Cohn and the relocation related to the termination of the third floor lease of One Rockefeller. Other potential projects are any form of acquisition or corporate finance action, new litigations, investigations, atypical audits, or any other significant work effort not currently contemplated.
     4. Upon the consummation of a material acquisition or other strategic transaction by the Company, you shall be eligible for a bonus and in an amount in accordance with parameters to be reasonably determined by the compensation committee of the Company. Any project bonus paid related to the successful acquisition will be treated as a draw against the acquisition success bonus.

CONFIDENTIAL
     5. Your term of employment hereunder shall commence as of the date hereof; provided, however, that such employment may be terminated earlier as follows:
     (i) by the Company for “Cause.” “Cause” shall mean (i) your failure to diligently carry out any duty reasonably requested by the board of directors that is commensurate with your title as Chairman of the Board, (ii) your breach of this Agreement, (iii) your breach of the Confidentiality and Assignment of Creative Works Agreement (defined below), (iii) any indictment for any (a) felony or (b) misdemeanor involving a question of moral turpitude, (iv) your engagement with any activity that is competitive with the interests of the Company or (v) any act of gross negligence or willful misconduct that would reasonable be likely to cause harm to the Company; provided, however, that in the cases of clauses (i) and (ii), above, no “cause” shall be deemed to exist until the board of directors has given you written notice of such failure or breach and you have failed to cure same within 10 days of your receipt of such notice; and
     (ii) by either you or the Company, with 60 days written notice.
     6. You represent and warrant to the Company that
     (i) you have the right to provide services to the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent you from performing you duties and obligations hereunder; and
     (ii) you have not retained and will not retain original records or copies thereof of any proprietary information of your former employer.
You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by any present or former employer arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above by your present employer.
     7. You shall be entitled to participate in all of the employee benefit plans provided by the Company, if any.

CONFIDENTIAL
     Please indicate by your signature below your agreement with the terms set forth above. In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.
Sincerely,

BKF CAPITAL GROUP, INC.		AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

By:	/s/ Harvey Bazaar	/s/ J. Clarke Gray

	Harvey Bazaar	J. Clarke Gray
Chief Executive Officer

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